Exhibit 99.1

         Investor Contact: Carmen Corbett, 312/ 836-2406
         Media Contact:    Roy Wiley, 312/ 836-2627




             NAVISTAR RAISES FORECAST FOR 1999 INDUSTRY TRUCK VOLUME


       Considers adjustment to its valuation allowance that would further boost net income; adopts shareowner rights plan

         CHICAGO - April 20, 1999 - Navistar  International  Corporation  (NYSE:
NAV) announced today that, based upon continued strong demand in the United States and Canada, it has raised its forecast for industry demand for heavy and medium trucks and school buses to a combined total of 415,000 units from the 380,000 it forecast last December.

         The new Navistar forecast for total industry volume in the United States and Canada breaks out as follows: heavy trucks, 250,000 units, up from 224,700; medium trucks, 133,000 units, up from 124,000; and school buses, 32,000 units up from the previous forecast of 31,300 units.

         John R. Horne, Navistar chairman, president and chief executive officer, said the company is now projecting a significantly stronger 1999 performance. Accordingly, the company has begun to evaluate the impact of this change on its deferred tax asset valuation allowance, which may result in a significant reduction to the allowance. The company expects to complete this evaluation in the third quarter.

         The deferred tax asset valuation allowance is related to the realization of Navistar's net operating loss carryforwards. Any adjustment will be recorded as a reduction in income tax expense, which will lower Navistar's effective tax rate and increase net income and earnings per share.

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Page Two/Forecast

         Additionally, the company's board of directors has adopted a preferred share purchase rights plan designed to protect shareowners against unsolicited abusive takeover tactics. The company is not aware of any such attempt at present.

         Horne said the newly adopted rights plan is designed to maximize shareowner value by encouraging any potential acquirors to negotiate with the board of directors rather than launch an unsolicited hostile takeover attempt.

         "The Navistar board of directors believes the rights plan is in the best long term interests of shareowners because it maintains the board's ability to effectively represent the interests of the company and shareowners in the event of an unforeseen unsolicited takeover attempt," Horne said. "Abusive takeover tactics can deprive shareowners of the full value of their shares and squeeze them out of their investment without giving them any real choice."

         Horne said the new rights will only become exercisable if and when the situation arises for which the rights were created -- namely the acquisition or tender offer for more than 15 percent of the company's common stock in a transaction that has not been approved by the Navistar board of directors. Under the plan, if either event occurs, Navistar shareowners would then have the right to acquire additional Navistar common stock at a 50 percent discount.

         The new rights have been declared as a dividend to shareowners of record as of the close of business on May 3, 1999. The rights will automatically accompany and trade with the shares of Navistar common stock on the New York Stock Exchange. The rights dividend is not taxable and will expire on May 3, 2009 unless redeemed, exercised or exchanged.

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Page Three/Forecast

         Navistar International Corporation, with world headquarters in Chicago, and 1998 sales of $7.9 billion, is a leading North American producer of heavy and medium trucks and school buses. The company is also a worldwide leader in the manufacture of mid-range diesel engines, which are produced in a range of 160 to 300 horsepower for the International(R) brand, and a private label designer and manufacturer of diesel engines for the full-size pickup truck and van markets and selected industrial and off-highway markets.

         Net income for the first fiscal quarter ended January 31, 1999, totaled $61 million, or $0.91 per diluted common share, compared with net income of $38 million, or $0.42 per diluted common share in the same period last year. Consolidated sales and revenues from the company's manufacturing and financial services operations for the first quarter totaled $1.9 billion, compared to $1.7 billion in the first quarter of 1998. Manufacturing gross margin for the quarter increased 3.1 percentage points to 16.5 percent from the 1998 first quarter gross margin of 13.4 percent. Improved productivity, improved material costs, better truck pricing, and added engine volume strengthened quarterly results.


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